The Cincinnati Insurance Company ■ The Cincinnati Indemnity Company
The Cincinnati Casualty Company ■ The Cincinnati Specialty Underwriters Insurance Company
The Cincinnati Life Insurance Company ■ CFC Investment Company ■ CSU Producer Resources Inc.
Cincinnati Global Underwriting Ltd. ■ Cincinnati Global Underwriting Agency Ltd.

Investor Contact: Dennis E. McDaniel, 513-870-2768
CINF-IR@cinfin.com

Media Contact: Betsy E. Ertel, 513-603-5323
Media_Inquiries@cinfin.com

Cincinnati Financial Corporation Subsidiary Announces Officer Appointments

Cincinnati, August 14, 2020 – Cincinnati Financial Corporation (Nasdaq: CINF) announced that the board of its subsidiary company, CFC Investment Company, made the following officer changes at its regular meeting held earlier today:

•Chairman and Chief Executive Officer Steven J. Johnston was appointed president of the company.
•Chief Financial Officer and Senior Vice President Michael J. Sewell was appointed chief operating officer.
•Cincinnati Financial Chief Investment Officer and Senior Vice President Martin F. Hollenbeck remains a director of the subsidiary.

Johnston commented: “Two senior leaders of CFC-I retired this year, so the timing was right to align the reporting structure of CFC-I to more closely match that of our insurance subsidiaries as well as recognizing that certain job functions now report to Mike as our CFO.”

“I also want to thank Marty for his steadfast leadership of this subsidiary over the past 12 years. He remains a director to help guide the future of this company to best serve the agents, associates and shareholders of our entire organization.”

About Cincinnati Financial
Cincinnati Financial Corporation offers primarily business, home and auto insurance through The Cincinnati Insurance Company and its two standard market property casualty companies. The same local independent insurance agencies that market those policies may offer products of our other subsidiaries, including life insurance, fixed annuities and surplus lines property and casualty insurance. For additional information about the company, please visit cinfin.com.

Mailing Address: Street Address:
P.O. Box 145496 6200 South Gilmore Road
Cincinnati, Ohio 45250-5496 Fairfield, Ohio 45014-5141

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